Exhibit 99.1

Custom Truck One Source, L.P. and Subsidiaries
Consolidated Financial Statements
As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018, and
Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT
To the Partners of Custom Truck One Source, L.P.:
We have audited the accompanying consolidated financial statements of Custom Truck One Source, L.P. and subsidiaries ("the Partnership"), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, partners’ equity, and cash flows for each of the three years in the period ended December 31 2020, and the related notes to the consolidated financial statements.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Partnership's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Custom Truck One Source, L.P. and its subsidiaries as of December 31, 2020 and 2019, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Kansas City, MO
March 12, 2021

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Interests)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$59,130	$34,177
Accounts receivable (net of allowance of $4,749 and $4,612, respectively)	108,744	100,906
Financing receivables, net	19,123	12,047
Inventories, net	444,402	605,984
Prepaid expenses and other	3,850	3,223
Total current assets	635,249	756,337
Property and equipment, net	87,178	87,442
Rental equipment, net	374,835	411,763
Intangibles, net	72,803	81,123
Goodwill	267,812	269,324
Other assets	17,564	12,870
Total assets	$1,455,441	$1,618,859

Liabilities and Partners' Equity
Current liabilities:
Trade accounts payable	$38,997	$60,890
Customer deposits	19,765	10,902
Accrued expenses	29,902	32,503
Floor plan payables - trade	121,747	211,927
Floor plan payables - non-trade	238,956	293,389
Current maturities of long-term debt	16,594	27,596
Other liabilities	1,377	1,530
Total current liabilities	467,338	638,737
Long-term debt, net of current maturities	622,960	627,867
Other long-term liabilities	2,582	397
Total liabilities	$1,092,880	$1,267,001
Commitments and contingencies (Note 16)
Partnership interests:
General partner interest - one interest issued and outstanding as of both December 31, 2020 and 2019
Class A interest - $1 par value, unlimited interests authorized, 569,963,954 interests issued and outstanding as of December 31, 2020 and 2019	569,964	569,964
Class B interest - unlimited interests authorized; 42,221,942 and 37,507,414 interests issued as of December 31, 2020 and 2019, respectively; 23,035,715 and 17,977,882 outstanding as of December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	12,154	10,165
Retained deficit	(219,557)	(228,271)
Total partners' equity	$362,561	$351,858
Total liabilities and partners' equity	$1,455,441	$1,618,859

The accompanying notes are an integral part of these financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands)

	Years Ended December 31,
	2020	2019	2018
Revenue
Rental revenue	$215,008	$233,522	$200,168
New sales revenue	602,608	599,923	492,049
Used sales revenue	161,694	117,549	99,328
Parts and service revenue	74,432	78,923	67,322
Total revenue	1,053,742	1,029,917	858,867
Cost of revenue
Cost of rental revenue	50,641	44,330	36,469
Deprecation of rental equipment	97,653	105,548	99,380
Cost of new sales	533,889	525,518	425,733
Cost of used sales	122,732	86,527	76,998
Cost of parts and service	62,651	69,618	56,050
Total cost of revenue	867,566	831,541	694,630
Gross profit	186,176	198,376	164,237
Selling, general and administrative	119,814	124,742	103,530
Depreciation and amortization:
Non-rental depreciation	4,722	4,263	3,307
Amortization	8,381	12,930	12,692
Operating income	53,259	56,441	44,708
Other income (expense):
Other income, net	8,019	3,068	1,405
Financing income	4,180	2,710	1,893
Interest expense	(56,505)	(70,507)	(56,259)
Net income (loss)	$8,953	$(8,288)	$(8,253)

The accompanying notes are an integral part of these financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY
(In Thousands)

	Partnership Interests				Additional Paid-in Capital	Retained Deficit	Total Partners’ Equity
	Class A Interests		Class B Interests
	Interests	Amount	Interests	Amount
Balance, December 31, 2017	567,360	$567,360	8,649	$—	$2,689	$(157,480)	$412,569
Issuance of partnership interests	1,404	1,404	—	—	—	—	1,404
Equity issued pursuant to acquisitions	1,200	1,200	—	—	300	—	1,500
Equity-based compensation expense	—	—	—	—	5,349	—	5,349
Vesting of Class B interests	—	—	4,397	—	—	—	—
Repurchase of Class B interests	—	—	(92)	—	(13)	—	(13)
Distributions	—	—	—	—	—	(53,777)	(53,777)
Net loss	—	—	—	—	—	(8,253)	(8,253)
Balance, December 31, 2018	569,964	569,964	12,954	—	8,325	(219,510)	358,779
Equity-based compensation expense	—	—	—	—	1,933	—	1,933
Vesting of Class B interests	—	—	5,213	—	—	—	—
Repurchase of Class B interests	—	—	(189)	—	(93)	—	(93)
Distributions	—	—	—	—		(473)	(473)
Net loss	—	—	—	—	—	(8,288)	(8,288)
Balance, December 31, 2019	569,964	569,964	17,978	—	10,165	(228,271)	351,858
Equity-based compensation expense	—	—	—	—	2,078	—	2,078
Vesting of Class B interests	—	—	5,201	—	—	—	—
Repurchase of Class B interests	—	—	(143)	—	(89)	—	(89)
Distributions	—	—	—	—	—	(239)	(239)
Net income	—	—	—	—	—	8,953	8,953
Balance, December 31, 2020	569,964	$569,964	23,036	$—	$12,154	$(219,557)	$362,561

The accompanying notes are an integral part of these financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Years Ended December 31,
	2020	2019	2018
Cash Flows - Operating Activities
Net income (loss)	$8,953	$(8,288)	$(8,253)
Adjustment to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	119,806	130,210	120,538
Amortization of debt issuance costs	2,050	2,997	3,024
Write-off debt issuance costs	2,261	48	—
Gain on Extinguishment of debt	—	(1,654)	—
Provision for bad debt	1,867	5,171	754
Equity-based compensation expense	2,078	1,933	5,349
Inventory obsolescence	1,779	3,538	1,121
Gain on sale of rental equipment	(29,722)	(18,125)	(14,710)
(Gain) loss on sale of non-rental property and equipment	(710)	63	100
Changes in operating assets and liabilities:
Receivables	(8,679)	(27,259)	(4,882)
Inventories	154,607	(210,104)	(110,301)
Prepaid expenses and other	(609)	(819)	525
Other assets	(6,710)	(8,745)	(2,392)
Accounts payable	(21,535)	(631)	28,370
Accrued expenses and other liabilities	(572)	10,159	2,835
Customer deposits	8,851	(3,050)	(2,051)
Floor plan payables - trade, net	(90,181)	95,651	44,801
Total adjustments	134,581	(20,617)	73,081
Net cash provided by (used in) operating activities	143,534	(28,905)	64,828
Cash Flows - Investing Activities
Business acquisitions, net of cash acquired	—	(394)	(3,200)
Additions of rental equipment	(155,260)	(210,236)	(171,693)
Proceeds from disposals of rental equipment	121,067	86,811	65,471
Purchases of property and equipment	(10,730)	(10,593)	(21,767)
Other investing activities, net	1,195	(62)	(703)
Net cash used in investing activities	(43,728)	(134,474)	(131,892)
Cash Flows - Financing Activities
Issuance of partnership interests	—	—	1,404
Member distributions	(239)	(473)	(53,777)
Repurchase of Class B interests	(89)	(93)	(13)
Repayments under line-of-credit agreements	(38,731)	—	(25,000)
Borrowings under line-of-credit agreements	—	46,000	25,000
Acquisition of inventory through floor plan payables - non-trade	325,567	485,457	349,318
Repayment of floor plan payables - non-trade	(380,000)	(392,833)	(279,607)
Additions of debt issuance costs	(741)	(104)	(1,024)
Principal payments on long-term debt	(29,273)	(22,415)	(6,448)
Proceeds from issuance of long-term debt, net	48,944	19,280	58,439
Principal payments on capital leases	(235)	(219)	(199)
Net cash (used in) provided by financing activities	(74,797)	134,600	68,093
(Continued)

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(In Thousands)

	2020	2019	2018
Effect of exchange rate changes on cash	(56)	38	—

Net increase (decrease) in cash and cash equivalents	24,953	(28,741)	1,029

Cash and cash equivalents and restricted cash, beginning of period	34,177	62,918	61,889
Cash and cash equivalents and restricted cash, end of period	$59,130	$34,177	$62,918
* Cash and cash equivalents and restricted cash at the end of year are comprised of the following:
Cash and cash equivalents	$59,130	$34,177	$62,058
Restricted cash, included in other assets	—	—	860
	$59,130	$34,177	$62,918

Supplemental Cash Flow Information - Cash Paid for Interest	$53,124	$66,459	$52,612

Non-cash Financing Activities
Capital expenditures in accounts payable	$269	$1,148	$385
Assets acquired under capital lease	$—	$—	$26
Partnership interests issued related to business acquisitions	$—	$—	$1,500

The accompanying notes are an integral part of these financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Nature of Operations
Organization – Custom Truck One Source, L.P. (“CTOS,” “Custom Truck,” the “Company,” “we,” “our,” or “us”) was formed as Utility One Source, L.P., a Delaware Limited Partnership, on January 7, 2015 by affiliates of the Blackstone Group, L.P. (“Blackstone”). We changed our name to Custom Truck One Source, L.P. in 2018. CTOS conducts its operations primarily through its indirect wholly owned subsidiaries, CTEC Holdings Co., LLC, and Custom Truck One Source Forestry Equipment, LLC, and their subsidiaries. Custom Truck is headquartered in Kansas City, Missouri.
On December 3, 2020, the Company and Nesco Holdings, Inc. (“Nesco”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”), under which Nesco will acquire 100% of the partnership interests of the Company (the “Acquisition”) for a base purchase price of $1,475.0 million, subject to customary working capital adjustments, indebtedness and transaction expenses of the Company as of the closing date, as well as an adjustment on the basis of the target original equipment cost of the rental equipment owned by the Company as of the closing date, if any. The Acquisition is expected to close in the second quarter of 2021. For the year ended December 31, 2020, the Company incurred approximately $3.1 million of Acquisition-related costs, all of which are reflected in Selling, general and administrative expenses in the Consolidated Statements of Income.
Nature of Operations – The Company earns revenues from renting, selling, assembling, upfitting, and servicing new and used heavy-duty trucks and cranes, as well as the sale of related parts. The majority of the Company’s rental and non-rental business is from operations generated in the United States with customers in the utility, construction, forestry, and rail industries.
Principles of Consolidation and Basis of Presentation – The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our consolidated financial statements include the financial position and results of operations of CTOS and its subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.
COVID-19 Risks and Uncertainties – We continue to actively monitor developments of the COVID-19 pandemic. In response to the pandemic, we have undertaken efforts intended to maintain the safety and wellness of our employees and their families, ensure the Company’s continued financial and operational viability, and to continue our focus on meeting the needs of our customers.
The Company’s operations are classified as “essential businesses” and have remained operational while complying with health and safety guidelines and laws and regulations issued by governing authorities. Accordingly, the COVID-19 pandemic has had a nominal impact on our overall financial results during the year ended December 31, 2020.
Since the onset of the global pandemic, the Company has also implemented certain cost-reduction initiatives, which included efforts to reduce capital spending and non-essential travel, as well as limited headcount reductions. Through the pandemic, the Company has continued to make strategic investments in our rental fleet and infrastructure to better position the Company for long-term growth. While there is still some uncertainty about the duration and extent of the ongoing COVID-19 pandemic, given the Company’s financial performance for the year ended December 31, 2020, the Company does not anticipate the ongoing pandemic will have a significant impact on our future results of operations, financial condition and cash flows from operations.
Note 2 - Significant Accounting Policies
Estimates in Financial Statements – The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the presented amounts of assets and liabilities at the date of the consolidated financial statements, and the presented amounts of revenues and expenses during the period. These estimates are based on the Company’s best knowledge of current events and actions the Company may undertake in the future. Significant estimates and assumptions include the allowance for doubtful accounts, fair value of tangible and intangible assets and goodwill acquired, useful lives and salvage value, and lease classification, including the accounting for arrangements with rental purchase options (“RPOs”). Due to the inherent uncertainty involved in making estimates, actual results could differ from these estimates.
Cash and Cash Equivalents – Cash and cash equivalents consists of cash and short-term investments with remaining maturities of three months or less when acquired. The carrying amount of cash and cash equivalents approximates its fair value. The Company maintains deposits at financial institutions in excess of federally insured limits.
Accounts Receivables and Allowance for Doubtful Accounts – Trade accounts receivables are recorded at the invoiced amount and do not bear interest. All other receivables are recorded based on stipulated agreements and also do not bear interest. The Company provides an allowance for doubtful accounts, which is based upon a review of these outstanding receivables, historical collection information, and existing economic conditions. After reasonable efforts to collect the amounts have been exhausted, balances are deemed uncollectible and are charged against the allowance for doubtful accounts. The Company wrote off or reserved for approximately $1.8 million and $5.2 million and $0.8 million in accounts receivables during the years ended December 31, 2020, 2019 and 2018, respectively, with the related loss included in Selling, general and administrative expense on the Consolidated Statements of Income.
Inventories – All inventories are stated at the lower of cost or net realizable value. Whole goods inventory is comprised of chassis, attachments (i.e., boom cranes, aerial lifts, digger derricks, dump bodies, etc.), and the in-process costs incurred in the final assembly of those units. As part of our business model, we sell unassembled individual whole goods and whole goods with varying levels of customization direct to consumers or other dealers. Cost is determined by specific identification for whole goods inventory. Parts and accessories inventory are recorded at average cost or standard cost, which approximates average cost. The Company periodically reviews inventories on hand and maintains reserves for slow-moving, excess, or obsolete inventories. During the years ended December 31, 2020, 2019 and 2018, respectively, the Company wrote off or reserved for approximately $1.8 million, $3.5 million and $1.1 million in inventories. The related loss was recorded in Cost of revenue.
Long-lived Assets and Goodwill
Rental Equipment – Rental equipment includes truck-mounted aerial lifts, cranes, trucks, trailers, and machinery and equipment. Rental equipment acquired through business combination is recorded at fair market value, and purchased rental equipment is recorded at cost. Generally, we depreciate rental equipment over a five-year useful life with a 15% salvage value. The Company reviews rental equipment for impairment whenever events or changes in business circumstances indicate the carrying values of the assets may not be recoverable, based on undiscounted cash flows. If the carrying value of the asset exceeds the undiscounted cash flows the asset is expected to generate over its estimated useful life, an impairment loss is recognized for the excess of the carrying value over the fair value of the asset. Included in Other income, net is $0.9 million of rental asset impairments for the year ended December 31, 2019. No such impairment was identified during the years ended December 31, 2020 or 2018.
Property and Equipment – Property and equipment acquired through business combination is recorded at fair market value, and purchased property and equipment is recorded at cost. Property and equipment is depreciated using the straight-line method over the estimated useful life of each specific asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements.
The estimated useful lives of property and equipment are as follows:

Machinery and equipment	4-15 years
Furniture and fixtures	3-7 years
Vehicles	4-5 years
Buildings	39.5 years
Leasehold improvements	Lesser of lease term or useful life
Ordinary costs, including repair and maintenance and property taxes, are expensed when incurred. Any improvements that extend the useful life of these assets are capitalized in the period incurred. The Company reviews property and equipment for impairment whenever events or changes in business circumstances indicate the carrying values of the assets may not be recoverable, based on undiscounted cash flows. If the carrying value of the asset exceeds the undiscounted cash flows the asset is expected to generate over its estimated useful life, an impairment loss is recognized for the excess of the carrying value over the fair value of the asset. No impairment of property and equipment was recorded for any period presented.
Intangible Assets – Intangible assets include customer relationships, tradenames, product design, and software. Costs associated with internally developed software are accounted for in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software (“ASC 350-40”), which provides guidance for the treatment of costs associated with computer software development and defines the types of costs to be capitalized and those to be expensed.
We review intangible assets for potential impairment whenever events or circumstances indicate that the carrying value may not be recoverable. All intangible assets are finite lived. No impairment of intangible assets has been recorded for any period presented.
Goodwill – We have made acquisitions that included recognition of goodwill. Goodwill represents the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair value of identifiable net assets acquired, as required by ASC 350, Intangibles-Goodwill and Other (“ASC 350”).

The Company tests goodwill for impairment annually on October 1st or when indicators of potential impairment exist. These indicators would include a significant change in operating performance or a planned sale or disposition of a significant portion of the business, among other factors. The Company tests for goodwill impairment at the reporting unit level.
Per ASC 350, the Company may elect to perform a qualitative analysis for its reporting units to determine whether it is more likely than not that fair value of the reporting unit is greater than its carrying value. If the qualitative analysis indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if the Company elects not to perform a qualitative analysis, the Company performs a quantitative analysis to determine whether a goodwill impairment exists. The Company elected to perform a quantitative analysis for impairment.
The quantitative impairment test for goodwill involves comparing the fair value of a reporting unit to its carrying value, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, a second step is required to measure the goodwill impairment loss. As the fair value of the Company’s reporting units on the measurement date exceeded their respective carrying amounts in each period presented, no impairment was recorded for any period presented.
Cloud Computing Arrangement Implementation Costs – The Company has entered into certain cloud-based hosting agreements that are accounted for as service contracts. For internal-use software obtained through a hosting arrangement that is in the nature of a service contract, the Company capitalizes certain implementation costs incurred such as integrating, configuring, and software customization, which are consistent with costs incurred during the application development stage for on-premise software. These capitalized development costs are recorded in Other assets on the Consolidated Balance Sheets. Implementation costs capitalized during the years ended December 31, 2020, 2019, and 2018 were $6.9 million, $7.6 million, and $3.3 million, respectively. Capitalized implementation costs are amortized straight-line over the term of the hosting arrangement plus any reasonably certain renewal periods, which range from 3 years to 10 years. Amortization expense for these assets is included in Selling, general, and administrative expenses in the Consolidated Statements of Income. For the years ended December 31, 2020, 2019, and 2018, amortization of these costs were $1.8 million, $0.9 million, and $0.4 million, respectively.
Equity-based Compensation – In accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”), equity-based compensation with service conditions granted to employees is measured based on the grant date fair value of the awards and recognized as compensation expense in a straight-line pattern over the period during which the recipient is required to perform services in exchange for the award (the requisite service period). The Company estimates the fair value of interests issued at the date of grant using an option pricing model, which includes assumptions related to volatility, expected term, dividend yield and risk-free interest rate.
Business Combinations – The Company uses the acquisition method of accounting, as prescribed by ASC 805, Business Combinations (“ASC 805”), for the recognition of assets acquired and liabilities assumed by recording at their estimated fair values as of the date of acquisition. Any excess consideration transferred over the estimated fair values of the identifiable net assets acquired and liabilities assumed is recorded as goodwill. Long-lived assets, inventory, goodwill, and other intangible assets generally represent the largest components of our acquisitions. The intangible assets that we have acquired are primarily customer relationships and trade names, which are valued based on an excess earnings or income approach based on projected cash flows.
When we make an acquisition, we may also acquire other assets and assume liabilities. These other assets and liabilities typically include, but are not limited to, parts inventory, accounts receivable, accounts payable, and other working capital items. These other assets and liabilities are recorded at fair value.
While the Company uses its best estimates and assumptions to measure the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, the estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which is not to exceed one year from the date of acquisition, changes in the estimated fair values of the net assets recorded for the acquisitions likely result in an adjustment to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to income.
Income Taxes – The Company’s income is taxed as a partnership under the relevant provisions of the Internal Revenue Code. Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns for federal income tax purposes, and generally there is no provision for federal and state income taxes included in these consolidated financial statements. However, a limited number of states where the Company files an income tax return impose an entity-level tax on partnerships, resulting in income tax expense being incurred by the Company. Immaterial income taxes are recorded in Selling, general and administrative expenses in the Consolidated Statements of Income for the years ended December 31, 2020, 2019 and 2018.
To the extent of available cash, as determined by Utility One Source GP, LLC, an entity controlled by Blackstone, in its capacity as the general partner, the Company is required to make tax distributions to each partner to cover any tax shortfalls realized by its partners. For additional discussion regarding current year distributions, see Note 11.

The Company has evaluated tax positions taken or expected to be taken in the course of preparing the Company’s tax returns and has not identified any material uncertain tax positions. The Company has no unrecognized tax benefits as of the end of the year. Income tax returns filed by the Company are subject to examination by the Internal Revenue Service (“IRS”) for three years after the date filed. Tax years from 2017 to 2020 remain open to examination by the IRS. The statute of limitations for state tax returns varies by jurisdiction but returns for tax years from 2017 to 2020 are generally open to examination by the state tax authorities.
Fair Value Measurement – ASC 820, Fair Vale Measurement and Disclosure (“ASC 820”) establishes a fair value hierarchy for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The hierarchy consists of three levels:
Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2 – Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).
Determining which category an asset or liability falls within this hierarchy requires judgment. The Company applies the provisions of fair value measurement to various non-recurring measurements for its financial and non-financial assets and liabilities and evaluates its hierarchy disclosures.
Shipping and Handling – Freight associated with sales of equipment and parts and hauling rental units for customers are presented in the Consolidated Statements of Income as Revenues and Cost of revenue. Freight sales for the years ended December 31, 2020, 2019 and 2018 were $15.4 million, $15.8 million, and $13.0 million, respectively. Freight costs for these same periods were $20.2 million, $19.9 million, and $16.0 million, respectively.
Advertising Costs – Costs incurred for advertising are expensed as incurred and are recorded in Selling, general and administrative expenses in the Consolidated Statements of Income. Advertising expense was $2.5 million, $4.1 million, and $2.6 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Consolidated Statement of Cash Flows – Acquisition of inventory through floor plan payables and repayments of floor plan payables to a lender unaffiliated with the manufacturer from which inventory is purchased are deemed non-trade and are classified as financing activities in the accompanying Consolidated Statements of Cash Flows, with acquisitions reflected separately from repayments. The net change in floor plan payables to a lender affiliated with the manufacturer from which the Company purchases inventory is deemed trade and is classified as an operating activity in the accompanying Consolidated Statements of Cash Flows.
Leases – The Company leases certain real estate properties and office equipment for use in its operations. These leases are generally classified as operating leases due to their short terms. The Company typically makes fixed rent payments on its operating leases and recognizes rent expense on a straight-line basis over the lease term.
Self-Insurance Reserves – The Company is self-insured for certain losses related to health, workers’ compensation, auto and general liability insurance. For self-insured employee medical claims, the Company has a stop loss limit of $0.3 million per year for the first claimant then $0.2 million per year for each claimant thereafter. The Company’s deductible or self-insured retention, as applicable, is limited to approximately $0.2 million per occurrence for workers’ compensation claims and $0.1 million per occurrence for auto and general liability claims. The Company also maintains an umbrella policy that covers liabilities in excess of the primary insurance policy limits. As of December 31, 2020 and 2019, the Company maintained insurance reserves of approximately $2.6 million and $2.4 million, respectively. These reserves are estimated by considering historical claims experience, estimated lag time to report and pay claims, average cost per claim and other actuarial factors.
Revenue Recognition – Upon the adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2019, we recognize revenue in accordance with two different accounting standards: 1) ASC 606 and 2) ASC 840, Leases (“ASC 840”). As discussed below in “Recent Accounting Pronouncements” ASC 842 will supersede ASC 840 upon our adoption of ASC 842 on January 1, 2021.
Under ASC 606, revenue from contracts with customers is measured based on the consideration we expect to be entitled to under the contract with the customer. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for such products or services.

Nature of Good or Service – The table below summarizes our revenue by type and by the applicable accounting standard (in thousands):

	March 31,			March 31,			March 31,
	2020			2019			2018
	Topic 840	Topic 606	Total	Topic 840	Topic 606	Total	Topic 840	Topic 606	Total
Rental revenue	$205,820	$9,188	$215,008	$223,651	$9,871	$233,522	$191,301	$8,867	$200,168
New sales revenue	—	602,608	602,608	—	599,923	599,923	—	492,049	492,049
Used sales revenue	22,606	139,088	161,694	—	117,549	117,549	—	99,328	99,328
Parts and service revenue	—	74,432	74,432	—	78,923	78,923	—	67,322	67,322
Total Revenues	$228,426	$825,316	$1,053,742	$223,651	$806,266	$1,029,917	$191,301	$667,566	$858,867
We believe that the disaggregation of our revenues from contracts with customers as reflected above, coupled with further discussion below, depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by economic factors.
Lease revenues (ASC 840) –
Rental revenue: Rental income is recognized over the period of the related lease agreement. Revenue from leases is recognized on a straight-line basis over the lease term.
Used sales revenue: Certain leases contain RPOs and are classified as sales-type leases because the RPO purchase price, after giving consideration for credits earned based on the number of consecutive months rented, is considered to be below the estimated fair market value and thus qualifies as a bargain purchase option. Revenue on these particular leases is recognized at the point the Company has determined the sales price to the customer represents a bargain purchase. Financing income from sales-type leases is recorded on a month-to-month basis in Financing income in the Consolidated Statements of Income.
Revenues from contracts with customers (ASC 606) – The accounting for each revenue stream pursuant to ASC 606 is discussed below. Substantially all of our revenues under ASC 606 are recognized at a point-in-time rather than over time.
Rental revenue: Revenues for transporting rental equipment to and from the customer and other rental ancillary charges, are recognized at the time the services are completed.
New sales revenue: Revenues from the sales of new commercial vehicles and attachments are primarily recognized at the time of delivery to, or pick-up by the customer or the customer’s designee, which is when the customer obtains control of the promised good.
Used sales revenue: Revenues from the sales of used commercial vehicles, including used rental equipment, are recognized at the time of delivery to, or pick-up by the customer or the customer’s designee, which is when the customer obtains control of the promised good.
Parts and service revenue: Revenues from the sales of parts are recognized at the time of pick-up by the customer for parts counter sales transactions. Service revenue is derived primarily from maintenance and repair services. Service revenue includes parts sales needed to complete service work. We recognize service revenues over the time during which the service is performed. For the years ended December 31, 2020, 2019 and 2018, service revenue recognized over time totaled $36.1 million, $39.5 million, and $34.0 million, respectively.
Receivables and contract assets and liabilities – We manage credit risk associated with our accounts receivable at the customer level. Because the same customers typically generate the revenues that are accounted for under both ASC 606 and ASC 840, the discussion below on credit risk and allowances for doubtful accounts addresses our total revenues from ASC 606 and ASC 840.
Concentration of credit risk with respect to the Company's accounts receivable is limited because our customer base is comprised of a large number of geographically diverse customers. As of December 31, 2020 and 2019, no customer represented 10% or more of the outstanding accounts receivable balance. No one customer represented 10% or more of the company’s consolidated revenues for the years ended December 31, 2020, 2019 and 2018. The Company manages credit risk associated with its accounts receivable at the customer level through credit approvals, credit limits and other monitoring procedures. The Company maintains allowances for doubtful accounts that reflect the Company's estimate of the amount of receivables that the Company will be unable to collect based on existing economic conditions and its historical write-off experience.
The Company does not have material contract assets associated with customer contracts. We invoice in advance of recognizing the majority of new and commercial vehicle sales. Advance customer payments are recognized as a contract liability in Customer deposits in the Consolidated Balance Sheets and totaled $19.8 million and $10.9 million as of December 31, 2020 and 2019, respectively.
Performance obligations – Most of our ASC 606 revenue is recognized at a point-in-time, rather than over time. Accordingly, in any particular period, we do not generally recognize a significant amount of revenue from performance obligations satisfied (or partially satisfied) in previous periods, and the amount of such revenue recognized during the years ended December 31, 2020 and 2019 was not material. We also do not expect to recognize material revenue in the future related to performance obligations that are unsatisfied (or partially unsatisfied).
Payment terms – Our payment terms vary by the type and location of our customer and the products or services offered. The time between invoicing and when payment is due is not significant. Our contracts do not generally include a significant financing component. Our contracts with customers do not generally result in significant obligations associated with returns, refunds or warranties. See above for a discussion of how we manage credit risk.
Sales tax amounts collected from customers are recorded on a net basis.
Contract costs – We do not recognize any assets associated with the incremental costs of obtaining a contract with a customer (for example, a sales commission) that we expect to recover. As such, the incremental costs of obtaining a contract are expensed when incurred. For Rental revenue, any incremental costs of obtaining a lease are expensed.
Contract estimates and judgments – Our revenues accounted for under ASC 606 generally do not require significant estimates or judgments as the transaction price is generally fixed and stated on our contracts. Our contracts generally do not include multiple performance obligations, and accordingly do not generally require estimates of the standalone selling price for each performance obligation. Also, our revenues do not include material amounts of variable consideration. Substantially all of our revenues are recognized at a point-in-time and the timing of the satisfaction of the applicable performance obligations is readily determinable. As noted above, our ASC 606 revenues are generally recognized at the time of delivery to, or pick-up by, the customer.
Recent Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This new lease guidance requires that an entity should recognize assets and liabilities for leases with a term of greater than 12 months. A lessee would recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the leased asset (the underlying asset) for the lease term. This guidance also provides accounting updates with respect to a lessor accounting under a lease arrangement. The new standard is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The impact of this guidance on the Company’s consolidated financial statements is currently being evaluated.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, to simplify the subsequent measurement of goodwill by removing the requirement to compare the implied fair value of goodwill with its carrying amount. Under this ASU, “an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount.” This ASU also removes existing special requirements for reporting units with a zero or negative carrying amount. This ASU is effective prospectively. This guidance is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2022. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The impact of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions that reference the London Interbank Offered Rate ("LIBOR") or another reference rate expected to be discontinued because of reference rate reform. The amendments in this ASU were effective upon issuance and may be applied through December 31, 2022. Our debt agreement that utilizes LIBOR has not yet discontinued the use of LIBOR and, therefore, this ASU is not yet effective for us. To the extent our debt arrangements change to another accepted rate, we will utilize the relief available in this ASU.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. This ASU replaces the current incurred loss impairment methodology with a methodology to reflect CECL and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. This ASU is effective for fiscal years beginning after December 15, 2022. The Company is currently assessing the impact of this standard on its consolidated financial statements.

Note 3 - Financing Receivables
The Company’s financing receivables are related to sales-type leases and are collateralized by a security interest in the underlying equipment. Financing receivables were as follows (in thousands):

	December 31,
	2020	2019
Gross investment in financing receivable	$19,432	$12,244
Less: Unearned income	(309)	(197)
Financing receivables, net	$19,123	$12,047
Note 4 - Inventories
At December 31, 2020 and 2019, inventories consisted of the following (in thousands):

	December 31,
	2020	2019
Whole goods	$396,553	$552,816
Parts and accessories	50,755	55,179
Less: Reserves	(2,906)	(2,011)
Inventories, net	$444,402	$605,984
Inventories are pledged as collateral for debt. For detail on these collateral agreements, see Note 8.
Note 5 - Property and Equipment
At December 31, 2020 and 2019, property and equipment and related accumulated depreciation were as follows (in thousands):

	December 31,
	2020	2019
Buildings and leasehold improvements	$73,185	$64,084
Vehicles	21,229	20,431
Land and improvements	5,074	5,575
Machinery and equipment	24,004	21,758
Furniture and fixtures	7,611	6,797
Construction in progress	780	3,418
	131,883	122,063
Less: Accumulated depreciation	(44,705)	(34,621)
Property and equipment, net	$87,178	$87,442
Property and equipment are pledged as collateral for debt. For detail on these collateral agreements, see Note 8.
Depreciation expense on property and equipment was $12.0 million, $10.8 million, and $8.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. A portion of our depreciation expense represents inventoriable overhead costs.

Note 6 - Rental Equipment
At December 31, 2020 and 2019, rental equipment and related accumulated depreciation were as follows (in thousands):

	December 31,
	2020	2019
Rental equipment	$705,309	$709,713
Less: Accumulated depreciation	(330,475)	(297,950)
Rental equipment, net	$374,835	$411,763
As of December 31, 2020, Rental equipment, net included rental assets with a combined net book value of approximately $8.3 million that were being actively marketed for sale. The net book value of rental assets being marketed for sale was not significant for any prior periods.
Depreciation expense on rental equipment was $97.7 million, $105.5 million and $99.4 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Note 7 - Intangibles and Goodwill
Intangibles
The following table provides the historical cost and accumulated amortization for each major class of intangible assets, excluding goodwill (in thousands):

	Dealership Reporting Unit	Rental Reporting Unit	Service Reporting Unit	Total
December 31, 2019
Customer relationships	15.3	$113,327	$35,400	$77,927
Trade name	4.8	28,690	28,263	427
Software	4.3	448	268	180
Product design	7.0	2,900	311	2,589
Total intangible assets		$145,365	$64,242	$81,123
December 31, 2020
Customer relationships	15.3	$113,327	$42,838	$70,489
Trade name	4.8	28,690	28,690	—
Software	4.2	504	365	139
Product design	7.0	2,900	725	2,175
Total intangible assets		$145,421	$72,618	$72,803
Amortization expense of acquired intangible assets was $8.4 million, $13.0 million and $12.7 million for the years ended December 31, 2020, 2019 and 2018, respectively.
The estimated future amortization expense related to intangible assets held at December 31, 2020 is presented as follows (in thousands):

2021	$7,959
2022	7,879
2023	7,857
2024	7,852
2025	7,852
Thereafter	33,404
Total	$72,803

Goodwill
The changes in the carrying amount of goodwill for the years ended December 31, 2020, 2019 and 2018, are as follows (in thousands):

	Dealership Reporting Unit	Rental Reporting Unit	Service Reporting Unit	Total
Balance at December 31, 2017	$86,921	$106,110	$65,140	$258,171
Acquisitions	652	1,957	653	3,262
Balance at December 31, 2018	$87,573	$108,067	$65,793	$261,433
Acquisitions	—	—	7,891	7,891
Balance at December 31, 2019	$87,573	$108,067	$73,684	$269,324
Purchase price allocation adjustment	—	—	(1,512)	(1,512)
Balance at December 31, 2020	$87,573	$108,067	$72,172	$267,812
Note 8 - Debt
Our total debt was comprised of the following (in thousands):

	December 31,
	2020	2019
Credit Agreement
Term Loan B	$594,000	$556,489
Revolver	7,269	46,000
Construction loans	23,733	19,818
Terex note payable	—	17,832
Other debt	16,174	18,596
Capital lease and lease financing obligations	3,878	4,114
Total debt	$645,054	$662,849
Less:
Unamortized debt issuance costs and discounts	(5,500)	(7,386)
Current maturities	(16,594)	(27,596)
Debt, net of current maturities and unamortized issuance costs	$622,960	$627,867
Maturities
The future principal payments due under our financing arrangements at December 31, 2020 are as follows (in thousands):

2021	$16,594
2022	13,941
2023	25,956
2024	16,792
2025	571,771
Total	$645,054
Credit Agreement
The Company has a Credit Agreement (the “Credit Agreement”) with Morgan Stanley Senior Funding, Inc. and participating lenders. The Credit Agreement is collateralized by all inventories (except those pledged to floor plan facilities), property and equipment, rental equipment, accounts receivables, and financing receivables. The Credit Agreement contains conditions, representations and warranties, events of default, and indemnification provisions that are customary for financings of this type, including, but not limited to, mandatory prepayment obligations, a maximum net leverage ratio covenant, limitations on incurrence of debt, investments, capital expenditures, liens on assets, certain sale and leaseback transactions, transactions with affiliates, mergers, consolidations, purchases and sales of assets, and restricted payments.
The Credit Agreement outstanding includes a $600.0 million first-lien B term loan (“Term Loan B”), which requires annual amortization payments equal to 1% of the issued loan amount made quarterly and matures on April 18, 2025. The Term Loan B bears interest at the applicable LIBOR rate plus 4.25%. The outstanding balance on the Term Loan B as of December 31, 2020 and 2019 was $594.0 million and $556.5 million, respectively. Subsequent to year end, the Company paid down $40.0 million of the outstanding Term Loan B balance.
The Credit Agreement also provides a $125.0 million revolving credit facility (the “Revolver”), which matures on April 18, 2023 and bears interest at the applicable LIBOR rate plus up to 4.0%. The outstanding borrowings against the Revolver as of December 31, 2020 and 2019, were $7.3 million and $46.0 million, respectively. The remaining capacity on the Revolver totaled $117.7 million and $54.0 million as of December 31, 2020 and 2019, respectively. Subsequent to year end, the outstanding Revolver balance of $7.3 million was paid off in its entirety.
On February 19, 2020 the Credit Agreement was amended with Amendment No. 3 (the “Third Amendment”). The Third Amendment increased the aggregate principal balance of the Term Loan B by approximately $43.5 million to $600.0 million. Approximately $38.7 million of the proceeds from the Third Amendment were used to paydown the outstanding Revolver balance, with the remaining proceeds used for operations. In addition to the increase in principal, the maturity date was extended from April 18, 2023 to April 18, 2025, and the interest rate was decreased from the applicable LIBOR rate (subject to a floor of 1.0%) plus 5.5% to the applicable LIBOR rate (no longer subject to a floor of 1.0%) plus 4.25%. The Third Amendment increased the borrowing capacity under the Revolver by $25.0 million to $125.0 million and extended the maturity date of the Revolver from April 18, 2022 to April 18, 2023.
In conjunction with the Third Amendment, the Company wrote off approximately $2.3 million of unamortized debt issuance costs related to lenders who did not participate in the amendment. In addition, the Company incurred approximately $1.6 million in issuance costs related to the Third Amendment, of which $1.1 million was allocated to the Term Loan B and $0.5 million was allocated to the Revolver. Of the amount allocated to the Term Loan B, the Company capitalized $0.3 million of issuance costs and expensed approximately $0.8 million which is included in Selling, general and administrative expenses for the year ended December 31, 2020. The Company capitalized the full amount of issuances costs allocated to the Revolver. The Company also recognized a $1.5 million discount on the Term Loan B.
New Markets Tax Credit
The Company has previously entered into financing transactions under the New Markets Tax Credit (“NMTC”) program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 and is intended to induce capital investment in low-income communities. The NMTC program permits taxpayers to claim credits against their Federal income taxes for qualified investment in the equity of community development entities (“CDEs”). These investments were passed on to the Company from a CDE in the form of interest bearing notes with fixed interest rates ranging from approximately 4.14% to 4.875%, with maturities ranging from 2019 through 2042.
The transaction includes a put/call provision whereby the Company may be obligated or entitled to repurchase interest in the CDE for a nominal amount.
The first NMTC matured on September 30, 2019, and the full outstanding balance of $4.8 million was repaid. Immediately subsequent to the settlement of this loan, the Company exercised its option to repurchase the outstanding equity interests in the CDE. Concurrently with the exercise of this option, the remaining loan was extinguished and the Company recorded a gain of $1.7 million stemming from the unwinding of the new market tax credit structure. This gain is presented in Other income, net in the Consolidated Statements of Income.
Construction Loans
The Company has entered into financing transactions in order to fund renovations to its manufacturing and production facilitates. These financing transactions required that proceeds from the loans only be used to make pre-approved construction purchases up to a certain dollar threshold. Once construction is completed, these loans are converted to standard term loan agreements.
Outstanding construction loans had fixed interest ranging from 3.50% to 4.60%, with maturities beginning in 2021 through 2025.
Terex Note Payable
On April 24, 2019, in connection with the acquisition of machinery and parts businesses related to the production of boom trucks, truck cranes and crossover product lines from Terex Global GMBH, which is discussed further in Note 15, the Company entered into a promissory note payable with Terex USA, LLC. The promissory note is structured as a deferred purchase price for the acquisition in the amount of $26.7 million. The promissory note bears interest of 5% and is payable in 6 equal quarterly installments with the final installment being made during 2020.
Other Debt
On September 30, 2019, the Company entered into a $7.0 million promissory note with Security Bank of Kansas City. The promissory note has an interest rate of 4% with a maturity due in 2024. The proceeds from the note were used to support business activities.
The remaining other debt consists of loan agreements with Central Bank of the Midwest and Citizen’s Bank and Trust to support business activities as well as notes payable on company vehicles with maturities ranging from 2020 to 2025 with interest rates between 3.60% to 5.60%.
Capital Lease Obligations
The Company has historically entered into capital leases for non-rental equipment. Interest rates on these capital leases range from 3.99% to 7.82%, with maturities through 2024. Some of the Company’s capital leases provide the Company with the option to renew the leases for varying periods after the initial lease terms. These renewal options enable the Company to renew the leases based upon the fair rental values at the date of expiration of the initial lease. Depreciation related to the associated assets for the capital leases is included in Non-rental depreciation and amortization expense in the Consolidated Statements of Income.
Debt Issuance Costs
For term debt, we present debt issuance costs as a direct deduction from the carrying amount of the related debt liability. The debt issuance costs are amortized over the terms of each instrument using the effective interest method.
Debt issuance costs on the Revolver are amortized on a straight-line basis. As of December 31, 2020 and 2019, debt issuance costs of $0.9 million, and $0.8 million, respectively, are recorded in Other assets, net in the Consolidated Balance Sheets.
Amortization of debt issuance costs included in Interest expense in our Consolidated Statements of Income was $1.8 million, $2.7 million, and $2.7 million for each of the years ended December 31, 2020, 2019 and 2018, respectively. We reassess the carrying value of debt issuance costs when modifications are made to the related debt instruments.
Interest Expense
Interest expense on the Company’s lines-of-credit and long-term debt was $38.2 million, $48.1 million and $42.2 million during the years ended December 31, 2020, 2019 and 2018, respectively.
Note 9 - Floor Plan Payables
Floor plan payables are financing arrangements to facilitate the Company’s purchase of new and used trucks, cranes, and construction equipment inventory. All floor plan payables are collateralized by the inventory financed. These payables become due and payable upon the sale, transfer, or reclassification of each unit of inventory. Certain floor plan arrangements require the Company to satisfy various financial ratios, such as debt-service coverage ratio and debt-to-tangible net worth ratio if amounts drawn on the Revolver exceed 35% of our total capacity under the Revolver.
The amounts owed under floor plan payables are summarized as follows (in thousands):

	December 31,
	2020	2019
Trade
Daimler Truck Financial	$101,671	$211,927
PACCAR Financial Services	20,076	—
Non-Trade
PNC Equipment Finance, LLC	238,956	293,389
Total floor plan payable	$360,703	$505,316
Interest on outstanding floor plan payable balances is due and payable monthly. Floor plan interest was $18.3 million, $19.3 million and $11.0 million for the years ended December 31, 2020, 2018 and 2018, respectively.

PNC Equipment Finance, LLC
The Company has an Inventory Loan, Guaranty and Security Agreement (the “Loan Agreement”) with PNC Equipment Finance, LLC. The Loan Agreement provides the Company with a $295.0 million revolving credit facility, which matures on August 25, 2022 and bears interest at a rate of LIBOR plus 3.05%.
On August 5, 2019,and August 30, 2019, the credit facility was amended with the signing of the fifth and sixth amendments to the Loan Agreement. The fifth and sixth amendments increased the total capacity from $245.0 million to $265.0 million, and from $265.0 million to $295.0 million, respectively. The agreements also amended lender commitments which resulted in an immaterial amount of the existing unamortized debt issuance costs being expensed. In addition to these changes, the sixth amendment also extended the maturity date of the Loan Agreement from August 25, 2020 from August 25, 2022. The company incurred an additional immaterial amount of debt issuance costs in connection with these amendments. The interest rate was not impacted by any of the amendments.
Daimler Truck Financial
The Wholesale Financing Agreement with Daimler Truck Financial (“Daimler”) bears interest at a rate of Prime plus 0.80% after an initial interest free period of up to 150 days with a capacity of $94.5 million. On January 30, 2019 and March 30, 2020, the Daimler financing agreement was amended, increasing the total capacity to $120.0 million and $175.0 million, respectively. The maturity date and interest rate set forth in the original Loan Agreement were not impacted by these amendments. However, in response to economic pressures during 2020, Daimler notified the Company that it would be temporarily increasing the interest rate on its floorplan line to a rate of Prime plus 1.30% effective September 1, 2020. The increase in rate was repealed on January 1, 2021. As of December 31, 2020 and 2019, the total capacity under this agreement was $175 million and $120 million, respectively. The Company can request and receive funding in excess of this capacity without penalty.
PACCAR
On June 2, 2020 the Company entered into an Inventory Financing Agreement with PACCAR Financial Corp which provides the Company with a line of credit of $50.0 million to finance inventory purchases of new Peterbilt and/or Kenworth trucks, tractors, and chassis. Amounts borrowed against this line of credit incur interest at a rate of LIBOR plus 2.4%.
Floor Plan Debt Issuance Costs
As of December 31, 2020 and 2019, immaterial debt issuance costs related to the Company’s floor plan payables were included in Other assets, net in the Consolidated Balance Sheets and are being amortized to interest expense over the estimated life of the lines-of-credit using the straight-line method. Amortization of these debt issuance costs were not significant for any periods presented.
Note 10 - Fair Value Measurement
Short-term instruments – The carrying amounts reported in our Consolidated Balance Sheets for Cash and cash equivalents, Accounts receivable, Accounts payable, Accrued expenses, and Other liabilities (including Floor plan payables and the Revolver) approximate fair value due to the immediate- to short-term maturity of these financial instruments.
Term Loan B – The fair value of the Company’s Term Loan B is based on price quotations from the bank, and therefore categorized under Level 2 of the ASC 820 hierarchy. Based on indicative price quotations from the financial institution multiplied by the Term Loan B balance on the Company’s Consolidated Balance Sheets, the Company estimates the fair value of the Term Loan B as approximately $594.0 million as of December 31, 2020.
Other debt instruments and capital lease obligations – As the Company’s other loans do not have quoted prices, the fair value of these debt instruments and capital lease obligations were estimated using Level 2 “significant other observable inputs” primarily based on quoted market prices for the same or similar issuances. Each of these instruments did not have interest rates which were materially different than current market conditions and therefore, the fair value of each instrument approximated the respective carrying values.
Note 11 - Partners’ Equity
Per the limited partnership agreement, Blackstone is authorized to issue an unlimited number of Class A and/or Class B interests. Partners are entitled to one vote per Class A interest. Class B interests are non-voting. No partner is liable for debt, obligations, or liabilities of the Company beyond such partner’s capital contribution. No distributions can be made for any reason to Class B holders until all of the contributed equity has been returned to the Class A holders.
During the years ended December 31, 2020, 2019 and 2018, the Company made approximately $0.2 million, $0.5 million and $1.1 million, respectively, of tax distributions to its partners.

During the year ended December 31, 2018, the Company made dividend distributions totaling $52.7 million to its partners. No such distributions were made during 2020 or 2019.
Note 12 – Equity-based Compensation
Beginning in 2015, certain CTOS employees were granted Class B interests in the Company with time-based vesting conditions for services rendered or to be rendered. Class B interests vest evenly over seven years on the anniversary of the effective vesting date. Any unvested Class B interests will automatically vest upon a change of control of the Company.
In accordance with ASC 718-10, the interests are classified as equity. The fair value of each Class B interest is determined on the grant date using an option pricing model. The Company has elected to account for forfeitures as they occur.
A summary of the Class B interest activity for the years ended December 31, 2020, 2019, and 2018 is presented below:

	Number of Non-vested Class B Interests	Weighted Average Grant Date Fair Value
Balance at December 31, 2017	21,193	$0.30
Granted	8,248	0.53
Vested	(4,397)	0.31
Forfeited	(567)	0.31
Balance at December 31, 2018	24,477	$0.38
Granted	475	0.37
Vested	(5,213)	0.35
Forfeited	(398)	0.42
Balance at December 31, 2019	19,341	$0.38
Granted	5,386	0.51
Vested	(5,201)	0.38
Forfeited	(339)	0.35
Balance at December 31, 2020	19,186	$0.42
The total fair value of Class B interests vested during the years ended December 31, 2020, 2019 and 2018 was $1.8 million, $1.8 million, and $1.4 million, respectively.
For the years ended December 31, 2020 and 2019, compensation charges related to the Class B interests were $2.1 million and $1.9 million, respectively. For the year ended December 31, 2018, aggregated compensation charges related to the Class B interests were $5.3 million, of which an immaterial portion of this expense related to prior years. The expense for all periods is recorded in Selling, general and administrative expenses in the Consolidated Statements of Income. The unrecognized compensation cost as of December 31, 2020 was $8.1 million, which will be recognized over a weighted-average period of 3.9 years, assuming there is no change of control triggering vesting of all interests. Upon the closing of the Acquisition, which is discussed further in Note 1, any remaining unrecognized compensation cost would be accelerated.
The fair value of each interest granted was estimated using a pricing model with the assumptions below:

	2020	2019	2018
Dividend yield	—%	—%	—%
Equity volatility	40.0%	33.0%	32.0%
Risk-free rate	2.0%	2.6%	2.5%
Term	1.6 years	1 year	1.9 years
Marketability discount	23.0%	20.0%	17.9%
Note 13 - Defined Contribution Plan
The Company and its subsidiaries sponsor one defined contribution 401(k) plan. Employees are eligible to participate in the plan if they are 18 years of age or older and have completed three consecutive months of service. If the consecutive months of service requirement is not met within an individual’s first three consecutive months of employment, then the individual will be eligible to participate after one year of service.
For these plans, the Company’s contributions to the plan are determined annually by the board of directors. For the years ended December 31, 2020, 2019 and 2018, matching contributions made to the plan were $3.1 million, $2.8 million and $2.2 million, respectively.
Note 14 - Operating Leases
We have various cancellable and non-cancelable operating leases related to office building and real estate. Rental expense for all operating leases, including leases with a term of one month or less, was $5.1 million, $4.7 million and $4.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.
The majority of our future operating lease payments relate to real estate leases which may contain renewal options and escalation clauses. The Company recognizes lease expense on a straight-line basis over the expected term of the lease.
Our minimum annual payments under our operating lease agreements as of December 31, 2020 were (in thousands):

2021	$3,502
2022	2,748
2023	2,202
2024	1,608
2025	1,018
Thereafter	2,477
Total	$13,555
Note 15 - Acquisitions
The following acquisitions, unless otherwise noted, were considered business combinations accounted for under ASC 805, Business Combinations. The purchase consideration was allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition. The valuations consisted of discounted cash flow analyses or other appropriate valuation techniques to determine the fair value of the assets acquired or liabilities assumed.
All acquisitions were made to support the vision of becoming a leading provider of specialized and vocational equipment by gaining customer bases, economies of scale, geographical footprint, brand identity, assets, and talent. The operations of each of the acquisitions have been included in the Company’s Consolidated Statements of Income since the respective dates of the acquisitions. Below, we have summarized the estimated fair values of the assets acquired and liabilities assumed as of the acquisition dates.
Pro forma information is not included in accordance with ASC 805 as no acquisitions were considered material individually or in the aggregate.

2019 Acquisitions
On April 24, 2019, the Company acquired a machinery and parts businesses related to the production of boom trucks, truck cranes and crossover product lines from Terex Global GMBH. The aggregate purchase price for this acquisition was $27.1 million which consisted of cash consideration of $0.4 million and $26.7 million in the form of a note payable as discussed in Note 8. The purchase price was allocated based on the fair values of the assets acquired, and liabilities assumed at the date of the acquisition, with the remainder being recorded to goodwill. In 2020, the Company finalized the purchase price allocation, which is summarized in the table below (in thousands):

	Amount Acquired	Weighted Average Life (in years)
Inventory	$14,469
Property and equipment	2,194
Customer relationships	1,200	15
Product design	2,900	7
Total identifiable assets	20,763
Goodwill	6,379
Total identifiable assets and goodwill	$27,142
2018 Acquisitions
On September 5, 2018, the Company acquired a 100% interest in a wholly owned subsidiary of Great Pacific Equipment Inc., a distributor of construction and utility equipment located in California. The purchase price for this acquisition was $4.7 million and consisted of cash consideration of $3.2 million and equity consideration of $1.5 million. The purchase price was allocated based on the fair values of the assets acquired, and liabilities assumed at the date of the acquisition, with the remainder being recorded to goodwill. The final allocation is as follows (in thousands):

Accounts receivable	$374
Inventory	182
Prepaids	32
Rental assets	790
Property and equipment	250
Accounts payable	(171)
Accrued expenses	(19)
Note 16 – Commitments and Contingencies
In accordance with ASC 450, Contingencies, we account for loss or gain contingencies when it is probable that a liability or an asset is realizable and can be reasonably estimated.
In the normal course of business, there are various claims in process, matters in litigation, and other contingencies. At this time, no claims of these types, certain of which are covered by insurance policies, have had a material effect on the Company. While it is not possible to predict the outcome of these matters with certainty, it is the opinion of management, that the final outcome of these matters will not have a material effect on the Company’s consolidated financial condition, results of operations and cash flows.
Sales Tax
From time to time, the Company is audited by state and local taxing authorities. These audits typically focus on the Company’s withholding of state-specific sales tax and rental-related taxes. Through December 31, 2018, the Company had accrued $1.1 million related to ongoing audits, with the corresponding $1.1 million expense running through Other income, net on the Consolidated Statements of Income. Using a probability weighted approach which considered, among other things, the Company’s understanding of the facts and circumstances surrounding these audits, the Company’s interpretations of the relevant state and local tax regulations, and any settlements proposed by the relevant taxing authorities, the Company recorded an additional $4.2 million during 2019, bringing the total accrual for ongoing audits to $5.3 million as of December 31, 2019. The increase in the accrual of $4.2 million is reflected in Other income, net in the Consolidated Statement of Income for the year ended December 31, 2019. During the year ended December

31, 2020, the audits were completed, and related accruals were relieved, which resulted in a favorable adjustment of $1.8 million which is recorded in Other income, net on the Consolidated Statements of Income.
Federal Excise Tax
The Company’s withholdings of federal excise taxes for each of the four quarterly periods during 2015 are currently under audit by the Internal Revenue Service (IRS). The IRS issued an assessment on October 28, 2020 in an aggregate amount of $2.4 million for the 2015 periods, alleging that certain types of equipment sold by the Company are not eligible for the Mobile Machinery Exemption set forth in the Internal Revenue Code (IRC). The Company filed an appeal on January 28, 2021. Based on the Company’s understanding of the facts and circumstances, the Company’s understanding of the relevant provisions of the IRC, and historical precedent, including the Company’s own successful appeal of similar assessments in prior years, the Company does not believe the likelihood of a loss resulting from the IRS assessment to be probable at this time. Accordingly, the Company has made no accrual for such loss as of December 31, 2020.
Note 17 – Related-Party Transactions
Related-Party Receivables
The Company has a related-party note receivable from a partner that is being paid in monthly installments with the final payment due in 2028. The related-party note receivable balance related to this note was approximately $0.1 million and $0.2 million, as of December 31, 2020 and 2019, respectively, which is recorded in Accounts receivable in the Consolidated Balance Sheets.
The Company also has a related-party receivable from a partner for reimbursement of expenses originally paid by the Company on behalf of the partner in the amount of $0.1 million as of December 31, 2020 and 2019, which is recorded in Accounts receivable in the Consolidated Balance Sheets.
In addition, the Company also has a related-party receivable from a partner for certain taxes originally paid by the Company on behalf of the partner. The balance of the receivable outstanding is $0.5 million as of December 31, 2020 and 2019, which is recorded in Accounts receivable in the Consolidated Balance Sheets.
Related-Party Payables
The Company has related-party payables to Blackstone related to professional fees for monitoring services provided by Blackstone in 2016 and 2017. Payables related to these services are recorded in Accrued expenses in the Consolidated Balance Sheets in the amount of $2.6 million as of December 31, 2020 and 2019.
Related-Party Leases
The Company leases certain facilities from entities owned by partners. Rent expense paid to related-parties totaled $1.9 million, $2.1 million and $2.1 million for the years ended December 31, 2020, 2019 and 2018, respectively. This rent expense is recorded in Selling, general, and administrative expenses in the Consolidated Statements of Income, with a portion allocated to inventoriable overhead costs.
Related Party Acquisitions
During the year ended December 31, 2020, the Company purchased a building owned by a partner. Total consideration paid for the purchase of this asset amounted to $2.3 million. During the year ended December 31, 2018, the Company purchased assets owned by a partner. Total consideration paid for the purchase of these assets amounted to $5.9 million. The assets acquired of the partner-owned entity were comprised entirely of land and buildings recorded at $1.6 million and $4.3 million, respectively. No such acquisitions were made during the year ended December 31, 2019.
Related-Party Revenue
The Company sells and rents equipment to R&M Equipment Rental, a partner-owned business. Total revenue attributable to renting equipment to R&M Equipment Rental for the years ended December 31, 2020, 2019 and 2018 was $1.5 million, $3.3 million, and $3.6 million, respectively, and is recorded in Rental revenue in our Consolidated Statements of Income. During the years ended December 31, 2020, 2019 and 2018, total revenue from sales of new equipment to R&M Equipment Rental was $12.4 million, $11.2 million, and $10.3 million, respectively, and is recorded in New sales revenue in the Consolidated Statements of Income. During the same periods, the Company also sold $1.4 million, $0.4 million, and $0.4 million of used equipment to R&M Equipment Rental, with the related revenue recorded in Used sales revenue in the Consolidated Statements of Income. Additionally, the Company performs service on equipment rented and sold to R&M Equipment Rental. For the year ended December 31, 2020, revenue for the services performed was $0.6 million and was immaterial for the years ended December 31, 2019 and 2018. Service revenue related to R&M

Equipment Rental is recorded in Parts and service revenue in the Consolidated Statements of Income. Amounts due from R&M Equipment Rental were $0.3 million and $0.4 million as of December 31, 2020 and 2019, respectively, which are recorded in Trade accounts receivable in the Consolidated Balance Sheets.
Revenue from transactions with other affiliates of partners or partner-owned entities not explicitly mentioned above were less than $0.1 million for the years ended December 31, 2020, 2019, and 2018 with immaterial revenue amounts from these transaction reflected in each of our revenue streams in the Consolidated Statements of Income.
Related-Party Goods and Services
The Company rents equipment from R&M Equipment Rental, a partner-owned business that re-sells and re-rents equipment as a minority-owned business. Total rent expense from R&M Equipment Rental for the years ended December 31, 2020 and 2019 was $4.6 million and $3.4 million, respectively, and was immaterial for the year ended December 31, 2018. This re-rent expense is recorded in Cost of rental revenue in the Consolidated Statements of Income. In addition to re-rent expense, the Company also made purchases of inventory from R&M Equipment Rental totaling $1.4 million and $0.5 million during the years ended December 31, 2020 and 2019, respectively. No such inventory purchases were made from R&M Equipment during the year ended December 31, 2018. Amounts due to R&M Equipment Rental are recorded in Trade accounts payable in the Consolidated Balance Sheets and totaled $0.3 million and $1.0 million for the years ended December 31, 2020 and 2019, respectively.
During the year ended December 31, 2020, the Company incurred $0.4 million, in professional fees for certain services provided by Blackstone. During the year ended December 31, 2018, the Company incurred $0.2 million in professional fees for monitoring services provided by Blackstone. The Company incurred no such fees during 2019. These fees are recorded in Selling, general and administrative expenses in the Consolidated Statements of Income.
Note 18 – Subsequent Events
The Company has performed an evaluation of subsequent events through March 12, 2021, which is the date these financial statements were available to be issued. The Company does not have any material undisclosed reportable subsequent events.